Exhibit 99.1

ATI Announces First Quarter 2015 Results

First Quarter 2015 Results

  Sales of $1.13 billion increased 7% compared to Q4 2014
  Segment operating profit improved 25% to $83.8 million, or 7.4% of sales
  Aerospace market sales increased 14%
  Net income attributable to ATI was $10.0 million, or $0.09 per share
  $12.4 million of HRPF start-up and Rowley PQ qualification costs
  HRPF successfully integrated into daily operations

PITTSBURGH--(BUSINESS WIRE)--April 21, 2015--Allegheny Technologies Incorporated (NYSE: ATI) reported first quarter 2015 sales of $1.13 billion and net income attributable to ATI of $10.0 million, or $0.09 per share. Results improved over the fourth quarter 2014, with higher sales to key end markets, and a 25% improvement in segment operating profit including lower Hot-Rolling and Processing Facility (HRPF) start-up and Rowley titanium sponge facility Premium Quality (PQ) qualification costs. Fourth quarter 2014 net income attributable to ATI from continuing operations was $1.4 million, or $0.01 per share, excluding an $18.5 million net of tax, or $0.17 per share, gain from postretirement benefit changes. Fourth quarter 2014 net income attributable to ATI from continuing operations including the gain from postretirement benefit changes was $19.9 million, or $0.18 per share. For the first quarter 2014, the net loss from continuing operations attributable to ATI was $18.1 million, or $(0.17) per share, on sales of $987.3 million.

“Aerospace market sales increased 14% in the first quarter 2015 compared to the fourth quarter 2014. We saw double-digit demand growth from both jet engine and airframe customers of 14% and 22%, respectively,” said Rich Harshman, Chairman, President and Chief Executive Officer. “First quarter aerospace demand was led by organic growth of our mill products. Sales of our nickel-based alloys and specialty alloys increased 15% and sales of our titanium alloys grew 16% with a good mix of value-added mill products. We expect sales growth of our precision forgings, castings, and components to begin later this year supported by the build ramp of next-generation jet engines.”

ATI first quarter sales improved over 7% compared to the fourth quarter 2014. High Performance Materials & Components segment sales increased over 8% to $543 million, and Flat Rolled Products segment sales increased over 6% to $583 million, which was accomplished despite lower raw material surcharges.

  ATI’s sales to key global markets represented 78% of ATI sales for 2015:
    Sales to the aerospace and defense markets were $408 million and represented 36% of ATI sales: 18% jet engine, 12% airframe, 6% defense.
    Sales to the oil and gas/chemical process industry market were $210 million and represented 19% of ATI sales: 12% oil & gas, 7% chemical process industry.
    Sales to the electrical energy market were $108 million and represented 10% of ATI sales.
    Sales to the automotive market, which is now a key global growth market for ATI, were $96 million and represented 8% of ATI sales.
    Sales to the medical market were $58 million and represented 5% of ATI sales.
  Direct international sales increased 10% to $454 million compared to the fourth quarter 2014 and represented 40% of ATI’s first quarter 2015 sales.
  Sales of high-value products were almost 80% of ATI first quarter 2015 sales and increased over 9% compared to the fourth quarter 2014.

“Segment operating profit was nearly $84 million, or 7.4% of sales,” Mr. Harshman continued. “While we are not satisfied with this level of profitability, it represents a 25% improvement over the fourth quarter 2014 and nearly double the segment operating profit of the first quarter 2014. Operating profit in the High Performance Materials & Components segment was $75.9 million, or 14.0% of sales. Segment operating profit continued to be negatively impacted by lower operating rates at our Rowley, UT titanium sponge facility and by our strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain products. Segment sales growth to the aerospace market more than offset a 17% decline in sales of our products from the oil & gas exploration market. Flat Rolled Products segment operating profit improved to $7.9 million, or 1.4% of sales. Flat Rolled Products segment operating profit was reduced by $11.8 million of HRPF startup costs and inventory charges related to the market-based valuation of industrial titanium products.

“The titanium PQ product and process qualification program remains on schedule for mid-year 2015 completion for products used in jet engine rotating parts made with ATI Rowley titanium sponge. Going forward, we expect High Performance Materials & Components segment results to continue to be negatively impacted by low operating rates at our Rowley facility throughout 2015 until we complete the ramp-up of titanium sponge production rates.

“Our new Hot-Rolling and Processing Facility is now fully integrated into daily operations. The HRPF is producing our high-value and standard flat rolled products in wider, longer, and thinner coils as designed. As expected, we are also seeing significant operating improvement at our finishing facilities from the larger coils with tighter and consistent gauge control from edge-to-edge and tip-to-tail. The HRPF was built to enable a lower cost, high quality operation. Our goal is to use the unique capabilities of the HRPF to transform and reengineer ATI’s Flat Rolled Products business into a cost competitive global leader in the markets that we serve.

“Cost reduction remains a strategic focus and we have targeted a minimum of $100 million in new gross cost reductions for 2015. Our operations achieved $25 million in gross cost reductions during the first quarter 2015. These cost reductions will benefit ATI operations over the rest of 2015. In addition, managed working capital was reduced to 35.6% of annualized sales at the end of March 2015 from 38.5% at year-end 2014 due to higher sales volume in the first quarter 2015.

“Our balance sheet remains solid, with cash on hand of $238 million at the end of the first quarter 2015 and no borrowings outstanding under our $400 million domestic borrowing facility. Total debt to total capitalization of 37.0% at the end of the first quarter 2015 was unchanged from year-end 2014. Including remaining payments associated with the HRPF project, we currently expect 2015 capital expenditures to be approximately $290 million, of which $23 million was spent in the first quarter.

Strategy and Outlook

“Our Flat Rolled Products team has done a great job of integrating the HRPF into our Flat Rolled Products operations. We are now focused on continuous improvement in product quality, operating efficiency, delivery performance, and in achieving the full benefits enabled by the HRPF investment. The HRPF is the key enabler to our Flat Rolled Products business being a more efficient and cost competitive producer of both high-value and standard flat rolled products. As we move through 2015 our focus will be on improving the operating efficiency of the HRPF and implementing a more competitive cost structure in this business.

“In our High Performance Materials & Components segment, we expect to see demand for our mill products, forgings and investment castings grow throughout 2015, and over the next several years, due to strong demand from airframe and jet engine OEMs. In this segment, demand from the oil & gas market, primarily for exploration applications, is expected to remain soft for the balance of 2015. We also expect segment results to continue to be negatively impacted by low operating rates at the Rowley facility throughout 2015 as we steadily increase titanium sponge production throughout the year.

“In our Flat Rolled Products segment, we expect improved volume and a better product mix in the second quarter 2015 as we begin to realize the range of capabilities of the HRPF. For example, during the second quarter, we expect to ship more 60” wide stainless, auto-exhaust alloys, and 48” wide nickel-based alloy coils compared to the first quarter. We were not capable of hot rolling these sizes prior to the HRPF. We expect selling prices and demand for our standard stainless products will remain uncertain until raw material prices stabilize. Base selling prices for standard stainless sheet is also being pressured by imports, mainly from China. Nickel plate shipments for the large oil & gas pipeline project are expected to continue to benefit second quarter results. Trailing HRPF start-up costs of approximately $3 million are expected to be incurred in the second quarter. We continue to expect fourth quarter 2015 operating profit to benefit at an annualized rate of approximately $150 million, compared to 2014, which includes the elimination of startup costs.

“Our long-term strategy is to bring our industry-leading portfolio of products, technologies, and manufacturing capabilities to diversified high-value global markets with high barriers to entry. The markets we serve are inherently cyclical. We are currently in an unusual time when some of our key markets are very volatile. Our strategy is to offset or limit the resulting negative impact from this volatility with the benefits of ATI’s diversified product mix and end market focus. Our strategy includes being focused on actions to align and integrate ATI’s specialty materials businesses, enhance ATI’s competitive position, and continuously improve the cost structure and operating efficiencies of our businesses to achieve long-term sustainable profitable growth.”

Results of operations were as follows:	Three Months Ended
	March 31	December 31	March 31
	2015	2014	2014
	In Millions
Sales	$1,125.5	$1,047.5	$987.3

Income (loss) from continuing operations attributable to ATI before gain from postretirement benefit changes	$10.0	$1.4	$(18.1)
Gain from postretirement benefit changes	0.0	18.5	0.0
Income (loss) from continuing operations attributable to ATI	$10.0	$19.9	$(18.1)

	Per Diluted Share

Income (loss) from continuing operations attributable to ATI before gain from postretirement benefit changes	$0.09	$0.01	$(0.17)
Gain from postretirement benefit changes	0.00	0.17	0.00
Diluted net income (loss) from continuing operations attributable to ATI per common share	$0.09	$0.18	$(0.17)

Percentage of Total ATI Sales	Three Months Ended
	March 31,	December 31,	March 31,
High-Value Products	2015	2014	2014
Nickel-based alloys and specialty alloys	29%	27%	25%
Titanium and titanium alloys	16%	15%	15%
Precision forgings, castings and components	13%	13%	14%
Precision and engineered strip	12%	13%	14%
Zirconium and related alloys	5%	6%	6%
Grain-oriented electrical steel	4%	4%	4%
Total High-Value Products	79%	78%	78%

First Quarter 2015 Financial Results

  Sales for the first quarter 2015 were $1.13 billion, increasing 7% sequentially compared to the fourth quarter 2014 and 14% compared to the first quarter 2014. Compared to the fourth quarter 2014, sales increased 8% in the High Performance Materials & Components segment from higher shipments, particularly for titanium products, which offset slightly lower titanium and nickel-based alloys mill product selling prices. Flat Rolled Products segment sales increased 6% sequentially compared to the fourth quarter 2014 due to higher shipments of both high-value and standard products and improved selling prices for high-value products, while selling prices for standard products were lower.
  First quarter 2015 segment operating profit was $83.8 million, or 7.4% of sales, compared to segment operating profit of $67.0 million, or 6.4% of sales, in the fourth quarter 2014, and $43.5 million, or 4.4% of sales, in the first quarter 2014. First quarter 2015 results include $12.4 million of HRPF start-up and Rowley PQ qualification costs. Fourth quarter 2014 segment results included $17.7 million of HRPF commissioning and Rowley PQ qualification costs, partially offset by a net $13.2 million benefit for inventory valuation reserve adjustments. First quarter 2014 results included $8.3 million in inventory valuation charges related to the market-based valuation of industrial titanium products in the Flat Rolled Products segment.
  Income from continuing operations attributable to ATI for the first quarter 2015 was $10.0 million, or $0.09 per share. For the fourth quarter 2014, income from continuing operations attributable to ATI was $19.9 million, or $0.18 per share, and included an $18.5 million, or $0.17 per share, net of tax gain on postretirement benefit changes. For the first quarter 2014, the loss from continuing operations attributable to ATI was $18.1 million, or $(0.17) per share.
  Cash on hand was $238.0 million, a decrease of $31.5 million from year-end 2014. Cash flow provided by operations for the first quarter 2015 was $12.0 million, and included $79.4 million of additional managed working capital due to higher business activity levels. Cash flow used in investing activities was $22.5 million, primarily for capital expenditures. Cash flow used in financing activities was $21.0 million, primarily for dividends.

High Performance Materials & Components Segment

Market Conditions

  Demand in the first quarter 2015 improved for many of our products compared to the fourth quarter 2014. Sales to the jet engine and airframe aerospace markets were up 14% and 20%, respectively. Demand also improved from the electrical energy and medical markets. Sales to the oil & gas/chemical process industry market were 17% lower. Sales of our titanium and titanium alloys increased 22%; sales of our nickel-based and specialty alloys increased 5%; and sales of zirconium and related alloys increased 2%. Sales of precision forgings, castings and components increased 5%. International sales represented 41% of total segment sales for the first quarter 2015.

First quarter 2015 compared to first quarter 2014

  Sales increased 12% to $542.8 million compared to the first quarter 2014 primarily as a result of higher mill product shipments. Sales of titanium and titanium alloys were 25% higher; sales of nickel-based and specialty alloys were 16% higher; sales of forged and cast product components were 3% higher; and sales of zirconium and related alloys were flat.
  Segment operating profit improved to $75.9 million, or 14.0% of total sales, compared to $69.1 million, or 14.3% of total sales, for the first quarter 2014 primarily as a result of higher shipments and the benefit of cost reductions. Prior year segment results include a net $8.0 million benefit for inventory valuation reserve adjustments, with no similar adjustment in our 2015 results. Segment results continued to be negatively impacted by low operating rates at our Rowley, UT titanium sponge facility and by the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products.
  Results benefited from $15.1 million of gross cost reductions in the first quarter 2015.

Flat Rolled Products Segment

Market Conditions

  Demand improved compared to the fourth quarter 2014 from automotive, oil & gas/chemical process industry, consumer durables, and aerospace markets. Compared to the fourth quarter 2014, sales increased 9% for high-value products, driven by nickel-based alloys including sales for a large plate project for the oil & gas market. Precision Rolled Strip® products and titanium product sales were lower. Standard stainless (sheet and plate) products sales were up 3%. First quarter 2015 Flat Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 2.0 million pounds, a 19% decrease compared to the fourth quarter 2014, due to continued weak demand from global industrial markets. International sales represented 40% of total segment sales for the first quarter 2015.

First quarter 2015 compared to first quarter 2014

  Sales were $582.7 million, 16% higher compared to the first quarter 2014, primarily due to higher shipments and selling prices for both high-value and standard products. Shipments of high-value products increased 5%; shipments of our Precision Rolled Strip® and engineered strip products, nickel-based alloys and titanium products increased. Shipments of standard stainless products increased 3%. Average selling prices increased 16% for high-value products and 5% for standard stainless products. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.
  Segment operating profit was $7.9 million, or 1.4% of sales, compared to a first quarter 2014 loss of $25.6 million, or (5.1%) of sales. Improved operating results were primarily driven by the higher shipment volumes and selling prices, and lower inventory valuation reserve charges. The first quarter 2015 included $6.2 million of inventory charges related to the market-based valuation of industrial titanium products, compared to $16.3 million of inventory charges in the first quarter 2014 including an $8.0 million LIFO inventory valuation reserve charge and an $8.3 million charge for market-based industrial titanium product valuation.
  Results benefited from $9.5 million in gross cost reductions in the first quarter 2015.

Other Expenses

  Interest expense, net of interest income and capitalized interest, for the first quarter 2015 was $26.7 million, compared to $29.1 million in the first quarter 2014. The decrease in interest expense was primarily due to lower debt levels. Capitalized interest on major strategic capital projects reduced interest expense by $0.6 million and $2.3 million for the 2015 and 2014 first quarters, respectively. Capitalized interest for both periods primarily related to the HRPF project.
  Retirement benefit expense, which includes defined benefit pension expense and both defined benefit and defined contribution other postretirement expense, decreased to $19.3 million in the first quarter 2015, compared to $24.4 million in the fourth quarter 2014 excluding a $25.5 million pre-tax gain from postretirement benefit plan changes, and $23.9 million in the first quarter 2014. Approximately 95% of 2015 retirement benefit expense is included in cost of sales, with the remainder included in selling and administrative expenses.

Income Taxes

  The first quarter 2015 provision for income taxes was $8.0 million, or 38.8% of income before tax, compared to the first quarter 2014 benefit for income taxes of $10.0 million, or 38.5% of the pre-tax loss. The income tax rate in 2015 is higher than normal due to the inability to use the federal domestic manufacturing deduction tax benefit due to net operating loss carryforwards.

ATI will conduct a conference call with investors and analysts on Tuesday, April 21, 2015, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the ATI website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical process industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2014, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.4 billion for the last twelve months. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2015	2014	2014

Sales	$1,125.5	$1,047.5	$987.3
Costs and expenses:
Cost of sales	1,016.0	925.6	917.1
Selling and administrative expenses	63.1	70.4	67.7
Income before interest, other income and income taxes	46.4	51.5	2.5
Interest expense, net	(26.7)	(25.9)	(29.1)
Other income, net	0.9	1.2	0.6
Income (loss) from continuing operations before income taxes	20.6	26.8	(26.0)
Income tax provision (benefit)	8.0	3.7	(10.0)
Income (loss) from continuing operations	12.6	23.1	(16.0)
Income (loss) from discontinued operations, net of tax	-	2.2	(1.9)
Net income (loss)	$12.6	$25.3	$(17.9)
Less: Net income attributable to noncontrolling interests	2.6	3.2	2.1
Net income (loss) attributable to ATI	$10.0	$22.1	$(20.0)

Basic net income (loss) per common share
Continuing operations attributable to ATI per common share	$0.09	$0.18	$(0.17)
Discontinued operations attributable to ATI per common share	-	0.02	(0.02)
Basic net income (loss) attributable to ATI per common share	$0.09	$0.20	$(0.19)

Diluted net income (loss) per common share
Continuing operations attributable to ATI per common share	$0.09	$0.18	$(0.17)
Discontinued operations attributable to ATI per common share	-	0.02	(0.02)
Diluted net income (loss) attributable to ATI per common share	$0.09	$0.20	$(0.19)

Amounts attributable to ATI common stockholders
Income (loss) from continuing operations, net of tax	$10.0	$19.9	$(18.1)
Income (loss) from discontinued operations, net of tax	-	2.2	(1.9)
Net income (loss)	$10.0	$22.1	$(20.0)

Weighted average common shares outstanding -- basic (millions)	107.2	107.2	107.0
Weighted average common shares outstanding -- diluted (millions)	108.0	107.9	107.0
Actual common shares outstanding -- end of period (millions)	109.2	108.7	108.6

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended
	March 31	December 31	March 31
	2015	2014	2014
Sales:
High Performance Materials & Components	$542.8	$500.6	$484.4
Flat Rolled Products	582.7	546.9	502.9

Total External Sales	$1,125.5	$1,047.5	$987.3

Operating Profit (Loss):

High Performance Materials & Components	$75.9	$73.4	$69.1
% of Sales	14.0%	14.7%	14.3%

Flat Rolled Products	7.9	(6.4)	(25.6)
% of Sales	1.4%	-1.2%	-5.1%

Operating Profit	83.8	67.0	43.5
% of Sales	7.4%	6.4%	4.4%

Corporate expenses	(11.8)	(11.0)	(11.5)

Interest expense, net	(26.7)	(25.9)	(29.1)

Closed company and other expenses	(5.4)	(4.4)	(5.0)

Retirement benefit income (expense)	(19.3)	1.1	(23.9)

Income (loss) from continuing operations before income taxes	$20.6	$26.8	$(26.0)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	March 31,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$238.0	$269.5
Accounts receivable, net of allowances for doubtful accounts of $4.8 at March 31, 2015 and December 31, 2014	690.9	603.6
Inventories, net	1,472.6	1,472.8
Prepaid expenses and other current assets	64.1	136.2
Total Current Assets	2,465.6	2,482.1

Property, plant and equipment, net	2,943.7	2,961.8
Cost in excess of net assets acquired	777.9	780.4
Other assets	369.6	358.3

Total Assets	$6,556.8	$6,582.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$559.5	$556.7
Accrued liabilities	288.8	323.2
Deferred income taxes	70.8	62.2
Short term debt and current portion of long-term debt	17.9	17.8
Total Current Liabilities	937.0	959.9

Long-term debt	1,509.1	1,509.1
Accrued postretirement benefits	407.1	415.8
Pension liabilities	730.2	739.3
Deferred income taxes	91.3	80.9
Other long-term liabilities	162.0	156.2
Total Liabilities	3,836.7	3,861.2

Redeemable noncontrolling interest	12.1	12.1

Total ATI stockholders' equity	2,594.6	2,598.4
Noncontrolling interests	113.4	110.9
Total Equity	2,708.0	2,709.3

Total Liabilities and Equity	$6,556.8	$6,582.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Three Months Ended
	March 31
	2015	2014

Operating Activities:

Net income (loss)	$12.6	$(17.9)

Depreciation and amortization	45.6	44.0
Deferred taxes	5.0	(1.7)
Change in managed working capital	(79.4)	(68.5)
Change in retirement benefits	2.5	4.2
Accrued liabilities and other	25.7	(17.0)
Cash provided by (used in) operating activities	12.0	(56.9)
Investing Activities:
Purchases of property, plant and equipment	(22.6)	(39.6)
Purchases of businesses, net of cash acquired	-	(71.1)
Asset disposals and other	0.1	1.8
Cash used in investing activities	(22.5)	(108.9)
Financing Activities:
Payments on long-term debt and capital leases	(0.3)	(0.1)
Dividends paid to shareholders	(19.3)	(19.3)
Taxes on share-based compensation and other	(1.4)	(3.9)
Cash used in financing activities	(21.0)	(23.3)
Decrease in cash and cash equivalents	(31.5)	(189.1)
Cash and cash equivalents at beginning of period	269.5	1,026.8
Cash and cash equivalents at end of period	$238.0	$837.7

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended
	March 31	December 31	March 31
	2015	2014	2014
Shipment Volume:

Flat Rolled Products (000's lbs.)
High value	129,203	125,926	122,769
Standard	171,154	156,186	165,401
Flat Rolled Products total	300,357	282,112	288,170

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$2.75	$2.58	$2.38
Standard	$1.30	$1.39	$1.25
Flat Rolled Products combined average	$1.93	$1.92	$1.73

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2015	2014	2014
Continuing operations:
Numerator for Basic net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI	$10.0	$19.9	$(18.1)

Redeemable noncontrolling interest	(0.1)	(0.3)	-
Numerator for Dilutive net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI after assumed conversions	$9.9	$19.6	$(18.1)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.2	107.2	107.0
Effect of dilutive securities:
Share-based compensation	0.8	0.7	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	108.0	107.9	107.0

Basic income (loss) from continuing operations attributable to ATI per common share	$0.09	$0.18	$(0.17)

Diluted income (loss) from continuing operations attributable to ATI per common share	$0.09	$0.18	$(0.17)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	March 31,	December 31,
	2015	2014

Accounts receivable	$690.9	$603.6
Inventory	1,472.6	1,472.8
Accounts payable	(559.5)	(556.7)
Subtotal	1,604.0	1,519.7

Allowance for doubtful accounts	4.8	4.8
LIFO reserve	(4.3)	(4.8)
Inventory reserves	66.4	68.9
Corporate and other	3.0	5.9
Managed working capital	$1,673.9	$1,594.5

Annualized prior 2 months sales	$4,699.1	$4,144.5

Managed working capital as a % of annualized sales	35.6%	38.5%

March 31, 2015 change in managed working capital	79.4

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	March 31,	December 31,
	2015	2014

Total debt	$1,527.0	$1,526.9
Less: Cash	(238.0)	(269.5)
Net debt	$1,289.0	$1,257.4

Net debt	$1,289.0	$1,257.4
Total ATI stockholders' equity	2,594.6	2,598.4
Net ATI capital	$3,883.6	$3,855.8

Net debt to ATI capital	33.2%	32.6%

Total debt	$1,527.0	$1,526.9
Total ATI stockholders' equity	2,594.6	2,598.4
Total ATI capital	$4,121.6	$4,125.3

Total debt to total ATI capital	37.0%	37.0%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004